Exhibit (h)(i)

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
1 Project Setting

Customer:	Pacific Life Fund Advisors LLC

Work Order Effective Date:	May 1, 2012

Work Product Delivery Date:	May 1, 2012

Initial License and Work Order Expiration Date:	April 30, 2013

License and Consulting Order Number:	135401

Consulting Services Agreement	December 24, 2003

Work Order Number:	R-2B0DB6
After the initial term, this Work Order will automatically renew for successive one (1) year time periods unless terminated by either party according to the termination provisions in section 5.3 below. This Work Order forms a part of the above referenced Consulting Services Agreement (the “Agreement”).
Summary
Pacific Life Insurance Company and its affiliates offer to the public variable annuity contracts and variable life insurance policies (herein referred to as “Financial Products”). Customer serves as investment adviser to a series of target risk mutual fund of funds known as the Pacific Dynamix Portfolios and the Portfolio Optimization Portfolios (collectively, the “Portfolios”), which serve as investment options under certain Financial Products marketed to the public.
Customer, in its capacity as adviser to the Portfolios, determines, in its sole discretion, the appropriate mix of underlying portfolios to achieve the desired asset class and investment style targets applicable to each Portfolio. Ibbotson is a recognized provider of asset class allocation advice.
Through this Licensing & Consulting Work Order (“Work Order”) and the Agreement, Customer retains Ibbotson Associates, Inc. (Ibbotson) to act as an asset class allocation consultant for Customer. It is anticipated that Ibbotson will provide the Work Product (defined below) on an annual basis, unless market or business conditions warrant changes on a more frequent basis.
Ibbotson and Customer acknowledge and agree that Ibbotson is not providing discretionary investment advice to Customer or the Portfolios, has no authority with respect to the Portfolios, and Customer is solely responsible for the implementation of the Portfolios’ investment program.
1	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
2 Scope of Work Product
2.1 Summary of Project Deliverables
Ibbotson agrees to deliver the following Work Product to Customer:
Dynamix Portfolios

Asset Class Models

Number of Sets:	1

Models per Set:	3

Model Type:	Accumulation Phase

Update Frequency:	Annual

Annual Delivery Date:	March 1st for implementation on May 1st.

Portfolio Model Analysis

Number of Sets:	1 – mapped to Asset Class Models

Models per Set:	3

Number of Funds in Fund Universe:	TBD by Customer

Portfolio Optimization Portfolios

Asset Class Models

Number of Sets:	1

Models per Set:	5

Model Type:	Accumulation Phase

Update Frequency:	Annual

Annual Delivery Date:	March 1st for implementation on May 1st.

Portfolio Model Analysis

Number of Sets:	1 – mapped to Asset Class Models

Models per Set:	5

Number of Funds in Fund Universe:	TBD by Customer
2	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
Description of Work Product
2.1.1 Asset Allocation Tools
2.1.1.1 Asset Class Models
Ibbotson will provide to Customer Asset Class Models as stated in section 2.1. Asset Class Models are detailed strategic asset allocation strategies based on certain factors and inputs provided by Customer. Each Asset Class Model is a particular asset allocation strategy that is suitable for a particular investor type, such as those with a target risk of aggressive. A set of Asset Class Models is a group of a specific number of Asset Class Models constructed by choosing allocations among the same set of available asset classes. In addition to the detailed asset allocation strategy provided for each Asset Class Model, Ibbotson will also include the expected return and standard deviation of each Asset Class Model. Asset Class Models will be delivered in an electronic excel based format or a paper-based, tabular format. Each table contains a single set of Asset Class Models and the detailed allocation strategy of each Asset Class Model.
2.1.1.2 Portfolio Model Analysis
Customer, in its sole discretion, will develop the appropriate mix of underlying portfolios (“Allocation Models”) that comprise each Portfolio in order to implement the asset class allocation strategic advice provided by Ibbotson. Portfolio Model Analysis is a precise review of Customer’s Allocation Models from an investment and risk/return perspective. Ibbotson will provide to Customer Portfolio Model Analysis as stated in section 2.1. Each Portfolio Model Analysis is specific to a particular Allocation Model developed by Customer. In conducting the Portfolio Model Analysis, Ibbotson will use its own methodology and factors to analyze and review Customer’s Allocation Models. In addition to providing Ibbotson with the proposed Allocation Models, Ibbotson may request that Customer provide certain portfolio information (“Portfolio Data”) for use in its analysis. Customer acknowledges that failure to provide requested Portfolio Data in a timely fashion may cause the delivery date of the project to be delayed. If requested by Customer, Ibbotson will provide the assumptions used in developing the Portfolio Model Analysis and will discuss any comments or other matters related to Customer’s Allocation Models with Customer.
3	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
2.2 Asset Allocation Tool Development
2.2.1 Asset Class Models
Based on certain factors and inputs provided by Customer, Ibbotson will develop the Asset Class Models in the following manner:
i)	Provide forecasts of expected return, standard deviation and correlation among asset classes;

ii)	Conduct mean variance optimization;

iii)	Apply proprietary asset class level constraints;

iv)	Provide portfolio re-sampling analysis;

v)	Provide sensitivity analysis; and

vi)	Provide the probability distribution of forecast portfolio returns
Customer acknowledges that Ibbotson may request that certain asset classes, such as international equity or U.S. fixed income asset classes, be made available as part of the opportunity set of asset classes in order for the project to proceed.
2.2.2 Portfolio Model Analysis
Ibbotson will analyze the specific allocation percentages to the underlying portfolios contained in Customer’s Allocation Models in the following manner:
i)	Assess whether Customer’s Allocation Models are reasonably designed to meet the target asset allocation contained in the Asset Class Models.

ii)	Assess whether Customer’s Allocation Models are reasonably designed to result in a well-diversified portfolio.

iii)	Estimate the resulting underlying asset class exposures according to returns-based style analysis

iv)	Estimate future risk and return characteristics based on the underlying asset class exposures
2.3 Work Product Format
Ibbotson will deliver the Work Product via paper format, portable document format or excel format. Customer will be responsible for the layout and printing or computerization of the product. Customer’s use of such final printed versions or any computerized versions of the Work Product is subject to Ibbotson’s approval in accordance with the Consulting Services Agreement.
4	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
3 Project Timing and Fee Schedule
Upon execution of this Work Order, a group of consultants will be assigned to develop the Work Product on your behalf. We expect to deliver the Work Product to Customer on or before the Work Product Delivery date provided that:
i)	Customer executes this Work Order on or before the Effective Date of this Work Order; and
ii)	Customer provides to Ibbotson all data and information necessary to develop the Work Product, including notification of Work Product approval
3.1 Work Product Approval Process
Ibbotson will submit the following to Customer for Customer review, revision and approval:
i)	A list of suggested asset classes and benchmarks to be used for Asset Class Models. The list of asset classes will be determined upon completion of the fund due diligence

ii)	A Portfolio Model Analysis of Customer’s Allocation Models.

iii)	Updated suggested Asset Class Models concurrent with a Portfolio Model Analysis of Customer’s Allocation Models on an annual basis.

iv)	With respect to the Pacific Dynamix Portfolios, a certification that states: “Ibbotson hereby confirms that the final version of the allocations of underlying portfolios to each of the Pacific Select Fund (the “Fund”) Pacific Dynamix Portfolios (Pacific Dynamix – Conservative Growth Portfolio, Pacific Dynamix Moderate Growth Portfolio, and Pacific Dynamix Growth Portfolio), attached hereto as Exhibit A, for which Ibbotson has provided asset class allocation consulting advice, are consistent with the investment strategies described in the Fund prospectus.”

v)	With respect to the Portfolio Optimization Portfolios, a certification that states: “Ibbotson hereby confirms that the final version of the allocations to the underlying portfolios to each of the Pacific Select Fund (the “Fund”) Portfolio Optimization Portfolios (Portfolio Optimization Conservative Portfolio, Portfolio Optimization Moderate-Conservative Portfolio, Portfolio Optimization Moderate Portfolio, Portfolio Optimization Growth Portfolio and Portfolio Optimization Aggressive-Growth Portfolio), attached hereto as Exhibit A, for which Ibbotson has provided asset class allocation consulting advice, are consistent with the investment strategies described in the Fund prospectus. In addition, Ibbotson has reviewed the allocations to the underlying portfolios, including the PLFA/PAM managed portfolios, from an investment and risk/return perspective and believes that they are consistent with Ibbotson’s asset class allocation consulting advice.”
Customer acknowledges that:
i)	Development of Asset Class Models is dependent upon the determination and Customer’s approval of asset classes and benchmarks to be used for Asset Class Models.

ii)	Development of Portfolio Model Analysis is dependent upon Customer’s delivery of certain fund information and Customer’s Allocation Models to implement the Asset Class Models.
In order to ensure that the project is completed in a timely manner, Customer agrees to review all work submitted in writing to Customer by Ibbotson for approval within 10 business days and to notify Ibbotson in writing Customer’s decision to accept the work or to request changes. Should Customer not respond to such written requests as made by Ibbotson within 10 business days, Customer accepts the work as is and authorizes Ibbotson to move forward with that portion of the Work Order. Customer also acknowledges that any delays in providing information to Ibbotson that are necessary to conduct the analysis could delay the final delivery date of the project by an amount of time equal to such delays. This procedure is in place to ensure that Ibbotson delivers the work product on time and as needed.
5	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
3.2 Project Fees
ANNUAL FEES
[Fee information intentionally removed]
6	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
4 Authorized Users and Uses
4.1 Authorized Users and Uses
The Work Product provided under this Work Order is intended for exclusive use of Customer in conjunction with the Portfolios as defined herein. The Work Product is intended solely to assist Customer in its capacity as investment advisor to the Portfolios.
Customer may make reference to Ibbotson Associates’ name in connection with marketing and promotional materials related to the Portfolios and in any description of the Portfolios contained in any prospectus or other regulatory filing provided that:
i)	the relationship between the Ibbotson Associates and Customer is described as consultative in nature and not as providing sub-advisory services to Customer or to the Portfolios;
ii)	the scope of Services provided by Ibbotson is clearly disclosed;
iii)	the content and information provided by Ibbotson Associates is described in all material respects in conformity with the Consulting Services Agreement and related Work Order, as then in effect, and;
iv)	Ibbotson Associates must review and approve in writing each use and reference of the Ibbotson Associates name. Ibbotson Associates agrees that such approval will not be unduly delayed and agrees to approve all references to its name within 10 business days of receiving a copy of such materials and a written request for their approval.
Should Customer materially alter the information provided hereunder, it must refrain from using Ibbotson Associates’ name and must notify Ibbotson within thirty (30) that all references to the Ibbotson Associates name have been removed from all such materials.
Use of the Work Product in any manner other than in the investment operations of the Portfolios as described herein is expressly prohibited.
4.2 Prohibited Uses
In addition to any other limitations on the use of the Work Product imposed under the Consulting Services Agreement, Customer is specifically prohibited from:
i)	Using the Work Product in any manner not explicitly authorized in this Work Order;
ii)	Re-licensing, re-distributing or re-selling the Work Product or any written report, or any data provided by Ibbotson to any persons or entity not explicitly authorized to use the Work Product in this Work Order, regardless of whether or not compensation is received by Customer for doing so.
iii)	Customer will provide Ibbotson with prior notice if it is informed by a regulatory body that it is required to disclose the Ibbotson name in any such materials or believes that it is required to do so. Customer will provide Ibbotson with the specific language to be used, so as to provide Ibbotson with an opportunity to review the language and provide comments to Customer. However, Customer may (a) reference the Ibbotson Associates name in filing the Work Product, summaries, excerpts, and extracts to FINRA for review of marketing material and (b) disclose the fact that Ibbotson provides consulting services to Customer in the Portfolios’ registration statement and may file a copy of this Work Order (excluding fees) as an Exhibit to the Portfolios’ registration statement.
7	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
5 Term and Termination
5.1 Term of Work Order
The initial term of this work order shall coincide with the License Expiration Date listed in Section 1. After the initial term, this Work Order will automatically renew for successive one (1) year time periods unless terminated by either party according to the termination provisions in section 5.3 below.
5.2 Term of License
The initial Term of the License granted under the Consulting Services Agreement with respect to Asset Allocation Tools shall begin on the Effective Date of this Work Order and expire upon the License Expiration date set forth under Section 1 Project Setting. After the initial term, this License will automatically renew for successive one (1) year time periods unless terminated by either party according to the termination provisions in section 5.3 below.
5.3 Termination
After the initial term, this Licensing and Consulting Work Order may be terminated subject to Section 2 of the Consulting Services Agreement dated December 24, 2003, as amended.
6. Confidential and Personal Information
In addition to the confidentiality obligations contained in Section 6 of the Consulting Services Agreement, Ibbotson agrees that (i) it will treat portfolio holdings information it receives from Customer as Confidential Information and (ii) that it will not use such Confidential Information as a basis for effecting securities transactions.
8	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6

Work Order Accepted by:

/s/ Howard T. Hirakawa Signature of authorized officer	/s/ Laurene E. MacElwee Signature of authorized officer

Howard T. Hirakawa Name of authorized officer	Laurene E. MacElwee Name of authorized officer

Vice President Title	Vice President and Assistant Secretary Title

June 25, 2012 Date

Ibbotson Associates, Inc.

/s/ Thomas Idzorek Signature of authorized officer

Thomas Idzorek Name of authorized officer

President Title

May 1, 2012 Date
9	R-2B0DB6

Investment Management Services Work Order	Licensing and Consulting
R-2B0DB6
6 Schedule A: Project Asset Classes and Benchmarks
This schedule lists the mutually agreed upon list of asset classes and benchmarks that Ibbotson will use with respect to Work Order OPP-5ZFT6.
Asset Class Models – Pacific Dynamix

Asset Class	Benchmark
US Large Cap Growth	Russell 1000 Growth

US Large Cap Value	Russell 1000 Value

US Small Cap Growth	Russell 2000 Growth

US Small Cap Value	Russell 2000 Value

International Stocks	MSCI EAFE

Emerging Markets Stocks	MSCI Emerging Markets

High Yield Bonds	Barclays Capital U.S. Corporate High-Yield Bond

Core (Aggregate) U.S. Bonds	Barclays Capital U.S. Aggregate Bond

Cash Equivalents	Citi Treasury Bill 3 Mo
Asset Class Models – Portfolio Optimization

Asset Class	Benchmark
US Large Cap Growth	Russell 1000 Growth

US Large Cap Value	Russell 1000 Value

US Mid Cap Growth	Russell Mid Cap Value

US Mid Cap Value	Russell Mid Cap Value

US Small Cap Growth	Russell 2000 Growth

US Small Cap Value	Russell 2000 Value

Domestic REITs	FTSE NAREIT Equity REITs

International Stocks	MSCI EAFE

Small Cap International Stocks	S&P Developed ex US Small

Emerging Markets Stocks	MSCI Emerging Markets

High Yield Bonds	Barclays Capital US Corporate High Yield

TIPS	Barclays Capital Global Inflation-Linked US TIPS

Floating Rate Notes	Credit Suisse Leveraged Loan

Short-Term Bonds	Barclays Capital Government 1-3Yr

Core (Aggregate) U.S. Bonds	Barclays Capital U.S. Aggregate Bond

Cash Equivalents	Citi Treasury Bill 3 Mo

/s/ Howard T. Hirakawa Customer Approval

June 25, 2012 Date

/s/ Thomas Idzorek IMS Consultant Approval

May 1, 2012 Date
10	R-2B0DB6